UNITED STATES

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Dynavax Technologies Corporation

(Name of Registrant as Specified In Its Charter)

DEEP TRACK BIOTECHNOLOGY MASTER FUND, LTD.

DEEP TRACK CAPITAL, LP

DAVID KROIN

BRETT A. ERKMAN

JEFFREY S. FARROW

MICHAEL MULLETTE

DONALD J. SANTEL

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Deep Track Capital, LP a Delaware limited partnership (“Deep Track”), together with the other participants named herein (collectively the “Participants”), issued the following press release and letter to the Board of Directors (collectively the “Materials”) related to Dynavax Technologies Corporation, a Delaware corporation (the “Company”). Deep Track or its fellow Participants may disseminate the Materials from time to time.

Deep Track Capital Sends Letter to Dynavax Technologies’ Board of Directors

Notes Investor Feedback Supporting Deep Track’s Course of Action and Sharing Concerns with Company’s Capital Allocation Strategy, Poor Governance, and Lack of Shareholder Perspective in the Boardroom

Highlights Dynavax’s Refusal to Reach a Constructive Resolution and Calls on Board to Stop Engaging in Petty “Activism Defense 101” Tactics

Questions Company’s Issuance of Expensive Convertible Notes in Recent Refinancing Instead of Using Cash on Hand

Sets Record Straight Regarding Dynavax’s Misleading Assertion That Deep Track is Seeking Control of the Board – Which is Simply False

Reiterates Need for a Refreshed Board to Drive Critical Strategic Improvements and Protect the Long-Term Interests of Shareholders

Greenwich, CT, March 10, 2025 – Deep Track Capital, LP, (together with its affiliates, “Deep Track” or “we”), one of the largest shareholders of Dynavax Technologies Corporation (NASDAQ: DVAX) (“Dynavax”, “DVAX” or the “Company”), with ownership of approximately 14.34% of the Company’s outstanding shares, today sent a letter to the Company’s Board of Directors (the “Board”) related to Deep Track’s nomination of four highly qualified candidates for election to the Company’s Board of Directors (the “Board”) at the 2025 Annual Meeting of Shareholders (the “Annual Meeting”).

The full text of the letter follows:

March 10, 2025

Dear Members of the Dynavax Board,

As you are aware, Deep Track Capital, LP (together with its affiliates, “Deep Track” or “we”) is one of the largest shareholders of Dynavax Technologies Corporation (“Dynavax”, “DVAX” or the “Company”), with ownership of approximately 14.34% of the Company’s outstanding shares. We are writing today to convey the following:

1)

An update on the reactions we have received thus far from other shareholders to our public letter announcing our nomination of four director candidates for election to the Company’s Board of Directors (the “Board”) at the 2025 Annual Meeting of Stockholders (the “Annual Meeting”);

2)

Our disappointment that the Board seems uninterested in reaching a constructive resolution with us, and instead has chosen to deploy petty defensive tactics that are straight out of the most aggressive edition of the “Activism Defense 101” playbook;

3)	Concern that you have chosen to double down on a questionable unsophisticated corporate finance strategy with last week’s convertible debt issuance, especially so close to the Annual Meeting; and

4)	Clarification that our campaign is in no way about taking “control” of the Board – as you falsely stated in your response to our nominations.

Please consider the following points as you determine next steps in your engagement with us:

Other Shareholders Have Expressed Alignment with Our Position

Since our public letter on February 19th, we have received messages of support from a number of significant Dynavax shareholders who believe our recommended course of action is not only reasonable, but optimal for the Company. Specifically, in our conversations investors have expressed:

•

Agreement with Deep Track’s concerns about capital allocation – In particular, the need to focus on leveraging Heplisav’s potential, including a desire to own the stock because of Heplisav and not to be diluted forcibly into cash.

•

Bewilderment as to why the Board has not worked constructively to reach a settlement – Shareholders know us and know our reputation as industry experts who are not typical “activists.” They don’t understand why the Board has seemingly chosen a path of confrontation and conflict with a large, long-term shareholder.

•

Support for having a Deep Track senior executive on the Board – Shareholders believe that our request for a shareholder representative on the Board is eminently reasonable – especially given Dynavax’s share price underperformance relative to peers prior to our filing. Further, several shareholders said such an addition to the Board would make them more confident in the direction of the Company and more comfortable continuing to own the stock.

•

Frustration with the Company’s classified Board structure – It should come as no surprise that your shareholders value basic good governance, and that a staggered Board structure remaining in place until 2028 is unacceptable.

•	Positive view of our candidates – Shareholders know the stellar industry reputations of our nominees and believe they would be excellent additions to the Board.

•

Other shareholders have been calling you – Unbeknownst to us, several shareholders said they have been privately reaching out to management and the Board for changes, including increased share buybacks.

•

Support for management, including Chief Executive Officer Ryan Spencer – We believe Mr. Spencer has by and large done a good job as CEO. We are not seeking a change in management – and this was the consensus view among the shareholders we spoke with as well.

We trust you have noticed that Dynavax shares are reaching fresh 52-week highs. In particular, the stock is up 34% since our amended Form 13D filing on October 24, 2024, while the Nasdaq Biotechnology Index (NBI) is down 4% over the same period and the SPDR S&P Biotech ETF (XBI) is down 10%. Based on our many conversations with other investors, including sizable existing holders as well as those who have conveyed to us that they are building larger positions, their motivation for owning DVAX shares at these levels is clearly for the potential focus and clarity that Deep Track has articulated that its nominees would bring to the Company. (See Figure 1)

Figure 1

*	October 24, 2024, through market close on March 7, 2025.

We Urge the Board to Stop Engaging in Petty “Activist Defense 101” Tactics

Our public actions followed months of attempts to engage with the Board regarding your corporate governance and business strategy. We conveyed on multiple occasions our desire to work constructively with you in the interest of all shareholders. Despite these attempts at reasonable engagement, as well as the fact that we are the second largest shareholder in Dynavax and long-term investors in the Company, the Board and its advisors have resorted to tactics typically employed against short-term activists. These maneuvers seem aimed at obstructing shareholders’ rights to even participate in a fair vote. Specifically, you have:

•

Raised ludicrous issues with our valid nominations – In your February 19th press release, the Company referred to our “purported nominations” – seemingly in an attempt to cast doubt on their validity. Then, in private correspondence to us and our counsel, the Board’s representatives cited “issues” with our nomination notice that demonstrated an obvious desire to nitpick for nitpicking’s sake. For example, they noted that we did not include a business address for Donald Santel. Given that Mr. Santel is retired, we had indicated that his home address would serve as his business address – hardly an attempt to hide information from the Company or shareholders.

•

Sought to weaponize the calendar against a shareholder exercising their rights – The “issues” with our nominations were not raised by the Company until the afternoon of February 21st, three days after we had submitted our nomination notice on February 18th (in which we asked the Company to promptly notify us of any alleged deficiencies) and one day before the February 22nd deadline for nominations. Notwithstanding the trivial nature of what the Company called “deficiencies” in our nomination notice, we willingly supplemented our notice to satisfy demands for further information.

•

Restricted us from engagement with the Board beyond Chairman Scott Myers – We have had extremely limited access to the non-executive members of the Board beyond Mr. Myers in the four months since we first offered to share our ideas and work constructively with you for the benefit of all shareholders. The conflict of interests that exists between Mr. Myers and shareholders is troubling: Mr. Myers is the architect of the Company’s misguided strategy, and, given the fact that he is up for reelection at this year’s Annual Meeting, he is literally fighting for his job. On a related note, we were disappointed that the Company abruptly canceled our meeting scheduled for March 4th at the TD Cowen 45th Annual Healthcare Conference (and did so with just one day’s notice). This was also the first time we can remember that the Company did not reach out to schedule a post-earnings call with management.

•

Blatantly mischaracterized our negotiations – In another example of needless gamesmanship, one of your public comments inaccurately portrays the terms of potential settlement that have been discussed. Despite your claims, we were never offered a solution which involved a third independent director to be mutually agreed upon, but rather a construct under which new directors chosen by the existing Board would be counted as “new directors” that should suit us. As you know, we first asked for three new directors, then two, and then were willing to settle for one, if the Board agreed to take basic steps to improve governance. The fact that this proposal was rejected baffles us – and substantiates our belief that even more change is needed on the Board.

These sorts of tactics serve no purpose other than to waste shareholder capital on needless advisor fees and poison the well around reaching a potential settlement. We call on the Board to abandon this course of action and instead engage on the substance of our concerns.

Why Are You Doubling Down on Questionable Corporate Finance Strategy So Close to the Annual Meeting?

Last week, the Company announced the refinancing of the majority of its outstanding convertible debt, which resulted in an increase to debt obligations from $225 million to $265 million. The existing notes had a conversion price of $10.47 per share, effectively rendering them an equity equivalent given that the stock is trading ~35% above the conversion price. In fact, the Company already had the ability to force conversion of the notes under certain circumstances which were likely to occur in the near term. We applaud the decision to effectively buy back stock by eliminating these notes; this is precisely what we have been advocating. However, we are baffled at the Board’s choice of capital source to enact this buyback. Convertible notes are generally the most expensive cost of capital securities next to straight equity. Why would a company with $714 million of cash sitting idle on its balance sheet (earning ~4.6% in the last quarter), and a growing cash flow positive business, issue expensive convertible notes rather than use its current cash?

Additionally, the terms obtained by Dynavax for the transaction appear to be far worse than should be presently available in the market. For example, BridgeBio Pharma (NASDAQ: BBIO) sold $500 million of convertible notes less than two weeks ago; compared to Dynavax, the BBIO notes had a longer term (2031 vs. 2030), a lower interest rate (1.75% vs. 2.0%), and a higher conversion premium (45% vs. 30%). Given the meaningful profitability and over-equitization at Dynavax, the Company should have been able to negotiate terms at least as favorable as other companies in the biotech space.

The easiest, cleanest and most capital-efficient way to address the Company’s stated “liability management objectives” would have been to eliminate the liability. Unlike other companies that need to continuously roll their debt, Dynavax could have simply made the debt go away. Instead, the can has been kicked for another five years, with more expensive debt added to the balance sheet when the convertible note dilution overhang could have been removed once and for all.

The basic tenet of our message to management and the Board has been to utilize the least expensive sources of capital (i.e., your $714 million of cash) to invest in the highest-return assets (i.e., Heplisav, via Dynavax stock). Last week’s move is the complete opposite: Dynavax issued more expensive debt to continue investing in cash, which is at best a questionable and unsophisticated corporate finance strategy. We believe that the Board is engaging in cosmetic schemes as a way to obfuscate its dereliction of thoughtful shareholder representation.

Deep Track’s Campaign is About Representing the Best Interests of All Shareholders

The Company’s assertion that we are seeking control of the Board is a categorical misrepresentation of reality that appears designed to gaslight shareholders. Deep Track is seeking to elect four director candidates to what will be a nine-member Board. Three of our nominees are completely independent of Deep Track. The addition of a representative of a large shareholder as one member of a large Board – especially a shareholder who is an expert in the life sciences sector – is warranted given the extent of our concerns and the need to restore investors’ trust in the Board.

In our view, these steps would be in the best interests of all shareholders. A refreshed Board could drive critical improvements to the Company’s strategy and ensure it is on the best path forward for all stakeholders – including by eventually eliminating Hepatitis B – while maximizing the long-term value of the Company’s assets and recycling cash back into the hands of investors who can choose the best clinical programs across the entire biotechnology sector in which to deploy that capital.

We are not adversaries of the Board or the Company. Other investors clearly appreciate the greater probability of fundamental change that our efforts bring to the table. The value of our nominees, particularly our shareholder representative, is clearly exemplified by the extreme outperformance of Dynavax stock since we began our efforts in earnest.

***

We urge you to carefully consider the above points in the context of what is best for all Dynavax shareholders.

Regards,

David Kroin

Founder and Chief Investment Officer, Deep Track Capital LP

About Deep Track Capital

Deep Track Capital is a Greenwich, Connecticut-based investment firm focused exclusively on the life sciences industry. We develop long term partnerships with management teams of leading innovative public and pre-IPO biotechnology companies. In addition to capital, we seek to invest our time and expertise, while leveraging our network for the benefit of our partners. We aim to lead transactions while building large syndicates, and also to invest in rounds led by other qualified investors.

Investor Contact

Innisfree M&A Incorporated

Scott Winter / Gabrielle Wolf

+1 212-750-5833

Media Contact

Longacre Square Partners

deeptrack@longacresquare.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “potential,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Forward-looking statements are subject to various risks and uncertainties and assumptions. There can be no assurance that any idea or assumption herein is, or will be proven, correct. If one or more of the risks or uncertainties materialize, or if any of the underlying assumptions of Deep Track Capital, LP (“Deep Track”) or any of the other participants in the proxy solicitation described herein prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward looking statements should not be regarded as a representation by Deep Track that the future plans, estimates or expectations contemplated will ever be achieved.

Certain statements and information included herein may have been sourced from third parties. Deep Track does not make any representations regarding the accuracy, completeness or timeliness of such third party statements or information. Except as may be expressly set forth herein, permission to cite such statements or information has neither been sought nor obtained from such third parties. Any such statements or information should not be viewed as an indication of support from such third parties for the views expressed herein.

Deep Track disclaims any obligation to update the information herein or to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such information, projected results or statements or to reflect the occurrence of anticipated or unanticipated events

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Deep Track and the other Participants (as defined below) intend to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the 2025 annual stockholders meeting (the “2025 Annual Meeting”) of Dynavax Technologies Corporation, a Delaware corporation (“DVAX”). Promptly after filing its definitive proxy statement with the SEC, Deep Track will furnish the definitive proxy statement and accompanying WHITE universal proxy card to some or all of the stockholders entitled to vote at the 2025 Annual Meeting.

The participants in the proxy solicitation are Deep Track, Deep Track Biotechnology Master Fund, Ltd. (the “Record Stockholder”), David Kroin (all of the foregoing persons, collectively, the “Deep Track Parties”), Brett A. Erkman, Jeffrey S. Farrow, Michael Mullette and Donald J. Santel (such individuals, collectively with the Deep Track Parties, the “Participants”).

As of the date hereof, the Deep Track Parties beneficially own an aggregate of 17,791,486 shares (the “Deep Track Shares”) of the common stock, par value $0.001 per share, of DVAX (the “Common Stock”). The Deep Track Shares collectively represent approximately 14.34% of the outstanding shares of Common Stock based on 124,070,829 shares of Common Stock outstanding as of February 18, 2025 as reported in DVAX’s Annual Report on Form 10-K for the year ended December 31, 2024. Each of the Deep Track Parties may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) all of the Deep Track Shares. As of the date hereof, none of the other Participants beneficially own any shares of Common Stock.

IMPORTANT INFORMATION AND WHERE TO FIND IT

DEEP TRACK STRONGLY ADVISES ALL STOCKHOLDERS OF DVAX TO READ THE PRELIMINARY PROXY STATEMENT, ANY AMENDMENTS OR SUPPLEMENTS TO SUCH PROXY STATEMENT, AND OTHER PROXY MATERIALS WHEN FILED BY DEEP TRACK WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT, WHEN FILED, AND OTHER RELEVANT DOCUMENTS, WILL ALSO BE AVAILABLE BY DIRECTING A REQUEST TO THE PARTICIPANTS’ PROXY SOLICITOR, INNISFREE M&A INCORPORATED, 501 MADISON AVENUE, 20th FLOOR, NEW YORK, NY 10022 (STOCKHOLDERS CAN CALL TOLL-FREE: (877)-687-1865)